UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 19, 2010

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership

On January 19, 2010, Morris Publishing Group, LLC, and each of its fourteen subsidiaries (“Morris Publishing”), as Debtors, filed voluntary petitions (the “Chapter 11 Petitions”) for relief under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Georgia, Augusta Division (the “Bankruptcy Court”). The Chapter 11 Petitions have been assigned to the Honorable Judge John S. Dalis and are being jointly administered under the caption “In re Morris Publishing Group, LLC, et. al.” Case No. 10-10134. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet-Arrangement.

The filing of the Chapter 11 Petitions described in Item 1.03 above constitutes or may constitute an event of default or otherwise triggers or may trigger repayment obligations under the express terms of the Debtor’s Indenture dated August 7, 2003 (as amended) with respect to its $278,478,000 of outstanding 7% Senior Subordinated Notes due 2013 (the “Existing Notes”). Required interest payments on the Existing Notes were already in default. As a result of such an event of default or triggering event (or the earlier events of default), all obligations under the Indenture, by the terms of the Indenture, would have or may become due and payable. The Debtors believe that any efforts to enforce such payment obligations against the Debtors under the Debt Documents are stayed as a result of the filing of the Chapter 11 Petitions in the Bankruptcy Court.

The Debtors have filed with the Bankruptcy Court a “pre-packaged” plan of reorganization that has been approved by over 92% of the holders of the Existing Notes who voted on the plan, representing over 98% of the principal amount held by the holders who voted. If approved by the Bankruptcy Court, the plan will reduce bondholder debt through the issuance of $100 million of new second lien secured notes due in 2014 in exchange for the cancellation of the Existing Notes. The reduction of this bondholder debt will be accompanied by a capital contribution of approximately $85 million and a repayment of intercompany indebtedness of approximately $25 million by entities controlled by the Morris family, resulting in the cancellation of approximately $110 million of debt that had been senior to the bondholders.

Item 7.01	Regulation FD Disclosure

On January 19, 2010, Morris Publishing issued a press release relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Also on January 19, 2010, Morris Publishing issued a press release relating to the Bankruptcy Court’s approval of critical “first-day” motions allowing the company to continue paying wages and benefits to employees, to continue covering both pre- and post-petition obligations to suppliers and customers, to use its cash to fund operating expenses, and other matters enabling it to continue normal business operations. A copy of such press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press release, dated January 19, 2010, announcing Morris Publishing Group, LLC filing a plan of reorganization with U.S. Bankruptcy Court.

99.2	Press release, dated January 19, 2010, announcing court approval of Morris Publishing Group, LLC's first-day motions.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2010	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated January 19, 2010, announcing Morris Publishing Group, LLC filing a plan of reorganization with U.S. Bankruptcy Court.

99.2	Press release, dated January 19, 2010, announcing court approval of Morris Publishing Group, LLC's first-day motions.